Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting part of this Registration Statement of our report dated January 30, 2024, relating to the audited consolidated financial statements of Nano Nuclear Energy, Inc. as September 30, 2023 and 2022 and the related consolidated statements of operations, changes in stockholder’s equity and cash flows as of September 30, 2023 and for the period from February 8, 2022 (inception) through September 30, 2022. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 19, 2024

ADDITIONAL GUIDANCE AND PRACTICE POINTS

1.	The language in parenthesis “and the effectiveness of internal control over financial reporting” is required if the S-1 incorporates the auditor’s reports by reference or includes/incorporates by reference the auditor’s internal control report. If the dates of the audit report on the consolidated financial statements and the report on internal control are different, modify the language to identify the appropriate dates of each report.

The auditor should refer to Chapter 25, “Auditor’s Reports,” for further guidance on SEC rules and regulations.